                                   EXHIBIT 11
                   Consents of Independent Public Accountants

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Northstar Advantage Trust (formerly NWNL Northstar Series Trust) on Form N-1A of our report dated December 30, 1994, on our audit of the financial statements and financial highlights of Northstar Advantage Trust which report is included in its Annual Report to Shareholders which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Independent Accountants".




COOPERS & LYBRAND L.L.P.
New York, New York
October 30, 1995